T.Rowe Price Active Crypto ETF S-1A

Exhibit 1.2

SEED CAPITAL SUBSCRIPTION AGREEMENT

This Seed Capital Subscription Agreement is entered into as of March 31, 2026, between T. Rowe Price Active Crypto ETF, a statutory trust organized and existing under the laws of Delaware (the “Trust”), and T. Rowe Price Sponsor LLC, a limited liability company organized and existing under the laws of Delaware (the “Seed Capital Investor”).

WHEREAS, T. Rowe Price Sponsor LLC has sponsored the formation of the Trust (as “Sponsor”);

WHEREAS, Sponsor believes that sufficient capital is essential to the success of the Trust business and is willing to provide the capital, subject to the terms and conditions set forth herein, and acquire shares of the Trust, subject to the terms and conditions of its offering documents;

NOW, THEREFORE, in consideration of the mutual agreements, undertakings, and covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the Parties agree as follows:

Subject to the terms and conditions of this Agreement, the Trust agrees to sell to the Seed Capital Investor, and the Seed Capital Investor agrees to purchase from the Trust, shares of beneficial interest, representing fractional undivided beneficial interests in the net assets of the Trust (the “Shares”), at a price per Share and purchase price as set forth in Schedule A (such Shares being referred to herein as the “Seed Shares”).

I.	Representations and Warranties as Seed Capital Investor

The Seed Capital Investor hereby represents and warrants to, and covenants for the benefit of, the Trust that:

a.	The Seed Capital Investor acknowledges that it will be named as a statutory underwriter with respect to the Seed Shares in the Initial Registration Statement (as defined in Section II.a).

b.	The Seed Capital Investor agrees that any sales of any Shares comprising the Seed Shares will be effected in a manner consistent with the Plan of Distribution contained in the Trust’s registration statement.

c.	The Seed Capital Investor shall not receive from the Trust or any of their affiliates any fee or other compensation in connection with the sale of the Seed Shares. The Seed Capital Investor will not act as an Authorized Participant with respect to the Seed Shares, and its activities with respect to the Seed Shares will be distinct from those of an Authorized Participant. Unlike most Authorized Participants, the Seed Capital Investor is not in the business of purchasing and selling securities for its own account or the accounts of others. The Seed Capital Investor will not act as an Authorized Participant to purchase (or redeem) Shares in the future. The Seed Capital Investor further agrees that it shall deliver the Trust’s Prospectus (as defined in Section II.a) with any such sales when required by law.

II.	Representations and Warranties as Sponsor

The Sponsor, in its capacity as Sponsor of the Trust, represents and warrants that:

a.	An initial registration statement on Form S-1 (Registration No. 333-291007) (the “Initial Registration Statement”) in respect of the Shares has been filed with the Securities and Exchange Commission (the “SEC”) and is subject to SEC review. The various parts of the Initial Registration Statement, including all exhibits thereto and including the information contained in the form of final prospectus when filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”) and deemed by virtue of Rule 430A under the Act to be part of the Initial Registration Statement, each as amended as of the date hereof, are hereinafter collectively called the “Registration Statement”; and such final prospectus, in the form first filed pursuant to Rule 424(b) under the Act, is hereinafter called the “Prospectus”).

b.	Upon receipt of the payment by the Seed Capital Investor, each of the Shares comprising the Seed Shares will be duly and validly issued and fully paid and non-assessable and as of the time of payment of the purchase price by the Seed Capital Investor will conform in all material respects to the description of the Shares comprising the Seed Shares contained in the Trust’s registration statement.

c.	The Sponsor will prepare the Prospectus and will file such Prospectus pursuant to Rule 424(b) under the Act not later than the SEC’s close of business on the second business day following the day on which the Initial Registration Statement is declared effective or, if applicable, such earlier time as may be required by Rule 424(b) or Rule 430A(a)(3) under the Act; the Sponsor will use its reasonable best efforts to list the Shares on a national listing exchange; the Sponsor will file all applicable reports and any information statement required by the Securities Exchange Act of 1934, as amended, for so long as the delivery of a prospectus is required in connection with the offering or sale of the Shares; and the Sponsor will maintain an orderly procedure for the transfer and register of the Shares comprising the Seed Shares.

III.	Miscellaneous

a.	Entire Agreement. This Agreement embodies the entire agreement and understanding of the Parties and supersedes all prior discussions, negotiations, agreements and understandings among the Parties with respect to the provision of seed capital by the Seed Capital Investor.

b.	Governing Law. This Agreement is entered into in accordance with and shall be governed by the laws of the State of Delaware; provided, however, that in the event that any law of the State of Delaware shall require that the laws of another state or jurisdiction be applied in any proceeding, such Delaware law shall be superseded by this paragraph, and the remaining laws of the State of Delaware shall nonetheless be applied in such proceeding. Each party agrees that in the event that any dispute arising from or relating to this Agreement becomes subject to any judicial proceeding, such party waives any right it may otherwise have to (a) seek punitive damages, or (b) request a jury trial.

c.	Amendment. This Agreement may be amended, and any provisions hereof may be waived, by a writing signed by both Parties.

d.	Assignment. No Party may assign this Agreement or any of its rights hereunder by operation of law or otherwise without the written consent of the other Party. This Agreement shall be binding upon any successors and permitted assigns of each Party.

e.	Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by applicable law.

f.	Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

g.	Counterparts. This Agreement may be executed in separate electronic counterparts, each of which when executed shall be deemed to be an original, and all of which, taken together, shall be deemed to constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

T. Rowe Price Sponsor LLC, as Seed Capital Investor

/s/ Francine Rosenberger

Name: Francine Rosenberger

Title: Vice President and Secretary

T. Rowe Price Active Crypto ETF, by T. Rowe Price Sponsor LLC, as Sponsor

/s/ Alan Dupski

Name: Alan Dupski

Title: Chief Financial Officer of Sponsor, Principal Accounting Officer of Trust

SCHEDULE A

	Initial Seed ($) Purchase date April 1, 2026	Initial Seed (shares at $25/share) Purchase date April 1, 2026	Operational Seed Before public offering	Total ($)	Total (Seed Shares at $25 per share)
Administrator	$10,000	400	$14,840,000	$14,850,000	594,000
Sponsor	$10,000	400	$140,000	$150,000	6,000
Total	$20,000	800	$14,980,000	$15,000,000	600,000